EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Epicor Software Corporation on Form S-4 of our report dated July 25, 2003, relating to the financial statements of ROI Systems, Inc., an S Corporation, as of and for the year ended December 31, 2002, appearing in the Current Report on Form 8-K/A of Epicor Software Corporation dated September 19, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Costa Mesa, California

April 13, 2004